December 17, 2025	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2025 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for November 2025, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration of $1.77 trillion grew 10% year-over-year and 1% over the preceding month primarily due to net asset inflows driven by strong recruiting, combined with higher equity markets,” said CEO Paul Shoukry. “The pipeline for advisor recruiting continues to be robust. Clients’ domestic cash sweep and Enhanced Savings Program balances of $56.0 billion increased 1% sequentially. The investment banking pipelines and client activity levels remain strong; however, investment banking revenues for the first two months of the current quarter are down approximately 20% from the first two months of the preceding quarter largely due to the timing of closings.”

Operating Data

	As of			% change from
$ in billions	November 30, 2025	November 30, 2024	October 31, 2025	November 30, 2024	October 31, 2025
Client assets under administration	$1,765.3	$1,599.7	$1,751.0	10%	1%
Private Client Group assets under administration	$1,700.4	$1,531.3	$1,686.7	11%	1%
Private Client Group assets in fee-based accounts	$1,033.3	$896.1	$1,023.4	15%	1%
Financial assets under management	$279.8	$251.7	$276.7	11%	1%

Bank loans, net	$52.4	$46.6	$51.8	12%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$56.0	$57.9	$55.5	(3)%	1%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.77 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.